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Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-122812

PROSPECTUS

$120,000,000
Services Acquisition Corp. International
15,000,000 units

        Services Acquisition Corp. International is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an unidentified operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus on service businesses. We do not have any specific merger, capital stock exchange, asset acquisition or other business combination under consideration or contemplation and we have not, nor has anyone on our behalf, contacted any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction. However, members of our management have advised a number of their contacts that a pool of capital is being raised for acquisitions and that we intend to seek an acquisition after the consummation of this offering. Such contacts have not introduced us to any potential target businesses.

        This is an initial public offering of our securities. Each unit consists of:

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  one share of our common stock; and

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  one warrant.

        Each warrant entitles the holder to purchase one share of our common stock at a price of $6.00. Each warrant will become exercisable on the later of our completion of a business combination or June 29, 2006, and will expire on June 28, 2009, or earlier upon redemption.

        We have granted the underwriters a 45-day option to purchase up to 2,250,000 additional units solely to cover over-allotments, if any (over and above the 15,000,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Broadband Capital Management LLC, the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 750,000 units at a per-unit offering price of $10.00. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.

        There is presently no public market for our units, common stock or warrants. The units will be listed on the American Stock Exchange under the symbol SVI.U on or promptly after the date of this prospectus. Each of the common stock and warrants will trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriter's over-allotment option. Once the securities comprising the units begin separate trading, the common stock and warrants will also be listed on the American Stock Exchange under the symbols SVI and SVI.WS, respectively. We cannot assure you, however, that any of such securities will continue to be listed on the American Stock Exchange.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us

Per unit	$ 8.00	$ 0.56	$ 7.44

Total	$120,000,000	$ 8,400,000	$111,600,000

(1)
Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $.08 per unit ($1,200,000 in total) payable to Broadband Capital Management LLC.

        Of the net proceeds we receive from this offering, $109,800,000 ($7.32 per unit) will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company acting as trustee.

        We are offering the units for sale on a firm-commitment basis. Broadband Capital Management LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about July 6, 2005.

Broadband Capital Management LLC

June 29, 2005

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our company" refer to Services Acquisition Corp. International. The term "public stockholders" means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

        We are a blank check company organized under the laws of the State of Delaware on January 6, 2005. We were formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business. To date, our efforts have been limited to organizational activities. Our efforts in identifying a prospective business target will not be limited to a particular industry, although we intend to focus on service businesses in one of the following sectors: business, healthcare or consumer services. We intend to initially focus our search on service businesses in the United States, but will also explore opportunities in international markets that are attractive to us.

        While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is likely that we will have the ability to initially complete only a single business combination, although this may entail the simultaneous acquisitions of several operating businesses. As used in this prospectus, a "target business" shall include an operating business that provides services and a "business combination" shall mean the acquisition by us of such a target business.

        Given the experience of our management, we expect that our principal target business will be a service business. Within this context, we expect to seek companies displaying one or more of the following characteristics:

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  Recurring revenue, which is revenue that typically is generated from customers on a regular basis as a result of, among other things, contractual obligations or due to the customers' need of, and payment for, a particular service at regular intervals;

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  Stable cash flow, which is cash flow that does not fluctuate dramatically from fiscal period to period; and

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  Opportunities for organic and acquisition growth.

        We believe that these characteristics provide the best platform through which to drive incremental revenue sources or extract increased profitability from the base business.

        We do not have any specific business combination under consideration and we have not, nor has anyone on our behalf, contacted any potential target business or had any substantive discussions, formal or otherwise, with respect to such a transaction. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate. Neither we nor any of our agents or affiliates have conducted any research or taken any measures, directly or indirectly, to locate or contact a target business other than our management advising a number of its contacts that a pool of capital is being raised for acquisitions and that we intend to seek an acquisition after the consummation of this offering.

        Our offices are located at 401 East Las Olas Boulevard, Suite 1140, Fort Lauderdale, Florida 33301, and our telephone number is (954) 713-1165.

The Offering

Securities offered:	15,000,000 units, at $8.00 per unit, each unit consisting of:
• one share of common stock; and
• one warrant.
The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will begin to trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriter's over-allotment option. In no event will Broadband Capital Management LLC allow separate trading of the common stock and warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days from the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised following the initial filing of such Form 8-K, an amended Form 8-K will be filed to provide updated financial information to reflect the exercise of the over-allotment option.
Common stock:
Number outstanding before this offering	3,750,000 shares
Number to be outstanding after this offering	18,750,000 shares
Warrants:
Number outstanding before this offering	0
Number to be outstanding after this offering	15,000,000 warrants
Exercisability	Each warrant is exercisable for one share of common stock.
Exercise price	$6.00
Exercise period	The warrants will become exercisable on the later of:
• the completion of a business combination with a target business, or
• June 29, 2006.
The warrants will expire at 5:00 p.m., New York City time, on June 28, 2009 or earlier upon redemption.
Redemption	We may redeem the outstanding warrants:
• in whole and not in part,
• at a price of $.01 per warrant at any time after the warrants become exercisable,
• upon a minimum of 30 days' prior written notice of redemption, and

• if, and only if, the last sales price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.
We have established this criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisified and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.
Proposed American Stock Exchange symbols for our:
Units	SVI.U
Common stock	SVI
Warrants	SVI.WS
Offering proceeds to be held in trust:	$109,800,000 of the proceeds of this offering ($7.32 per unit) will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, pursuant to an agreement to be signed on the date of this prospectus. These proceeds will not be released until the earlier of the completion of a business combination and our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust fund (initially, approximately $1,300,000 after the payment of the expenses relating to this offering). It is possible that we could use a portion of the funds not in the trust account to make a deposit, down payment or fund a "no-shop" provision with respect to a particular proposed business combination. In the event we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to pay expenses related to finding a suitable business combination without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.
There will be no fees, reimbursements or cash payments made to our existing stockholders and/or officers and directors other than:
• Repayment of a $90,000 loan with 4% interest made by several of our existing stockholders to cover offering expenses;

• Payment of up to $7,500 per month to SB Management Corp. and Mercantile Companies, Inc., affiliates of our existing stockholders, for office space and administrative services; and
• Reimbursement for any expenses incident to the offering and finding a suitable business combination.
None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust fund have been disbursed, the warrant exercise price will be paid directly to us and not placed in the trust account.
Stockholders must approve business combination:	We will seek stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders. The term public stockholders means the holders of common stock sold as part of the units in this offering or in the aftermarket, including any existing stockholders to the extent that they purchase or acquire such shares. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights described below. Voting against the business combination alone will not result in conversion of a stockholder's shares into a pro rata share of the trust fund. Such stockholder must have also exercised its conversion rights described below.
Conversion rights for stockholders voting to reject a business combination:	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed.
Public stockholders that convert their stock into their pro rata share of the trust fund will continue to have the right to exercise any warrants they may hold. Because the initial per share conversion price is $7.32 per share (plus any interest), which is lower than the $8.00 per unit price paid in the offering and, which may be lower than the market price of the common stock on the date of the conversion, there may be a disincentive on the part of public stockholders to exercise their conversion rights. There may also be a corresponding incentive to our existing stockholders to exercise their conversion rights with respect to shares acquired in the open market after the consummation of this offering, if any, in light of the fact that the existing stockholders' weighted average cost per share (taking into account the shares acquired for a nominal amount prior to the offering in addition to those securities purchased in the aftermarket, if any) will be significantly less than the amount payable upon the exercise of the conversion right ($7.32 per share). We note, that at the date of this prospectus, none of our existing stockholders currently intends to purchase our securities in the aftermarket.

Liquidation if no business combination:	We will dissolve and promptly distribute only to our public stockholders the amount in our trust fund plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination has not yet been consummated within such 18 month period). Our existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering.
Escrow of existing stockholders' shares:	On the date of this prospectus, all of our existing stockholders, including all of our officers and directors, will place the shares they owned before this offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death while remaining subject to the escrow agreement, these shares will not be transferable during the escrow period and will not be released from escrow until June 29, 2008 unless we were to consummate a transaction after the consummation of the initial business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

Risks

        In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial stockholders' initial equity investment is below that which is required under the guidelines of the North American Securities Administrators Association, Inc. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 7 of this prospectus.

SUMMARY FINANCIAL DATA

        The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	March 31, 2005
	Actual	As Adjusted
Balance Sheet Data:
Working capital/(deficiency)	$(139,783)	$111,124,034
Total assets	177,784	111,124,034
Total liabilities	153,750	—
Value of common stock which may be converted to cash ($7.32 per share)	—	21,949,020
Stockholders' equity	24,034	89,175,014

        The "as adjusted" information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the estimated remaining costs from such sale.

        The working capital and total assets amounts include the $109,800,000 being held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust fund will be distributed solely to our public stockholders.

        We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering vote against the business combination and exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 15,000,000 shares of common stock sold in this offering, or 2,998,500 shares of common stock, at an initial per-share conversion price of $7.32, without taking into account interest earned on the trust fund. The actual per-share conversion price will be equal to:

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  the amount in the trust fund, including all accrued interest, as of two business days prior to the proposed consummation of the business combination,

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  divided by the number of shares of common stock sold in the offering.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our units. We believe that the risks described below are all of the material risks we face.

Risks associated with our business

We are a development stage company with no operating history and, accordingly, you will not have any basis on which to evaluate our ability to achieve our business objective.

        We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues until, at the earliest, after the consummation of a business combination.

If we are forced to liquidate before a business combination, our public stockholders will receive less than $8.00 per share upon distribution of the trust fund and our warrants will expire worthless.

        If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation will be less than $8.00 because of the expenses of this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, there will be no distribution with respect to our outstanding warrants and, accordingly, the warrants will expire worthless if we liquidate before the completion of a business combination. For a more complete discussion of the effects on our stockholders if we are unable to complete a business combination, see the section below entitled "Effecting a business combination—Liquidation if no business combination."

You will not be entitled to protections normally afforded to investors of blank check companies.

        Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our units will be immediately tradable and we have a longer period of time to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section entitled "Comparison to offerings of blank check companies" below.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to complete a business combination.

        Based upon publicly available information, approximately 20 similarly structured blank check companies have completed initial public offerings since August 2003 and approximately 25 others have filed registration statements for initial public offerings. Of these companies, only one company has consummated a business combination, while three other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 20 blank check companies with more than

$650 million in trust, and may be at least 25 additional blank check companies with more than $1.9 billion in trust, that are seeking to carry out a business plan similar to our business plan. While some of those companies have specific industries that they must complete a business combination in, a number of them may consummate a business combination in any industry they choose. We may therefore be subject to competition from these and other companies seeking to consummate a business plan similar to ours which will, as a result, increase demand for privately-held companies to combine with companies structured similarly to ours. Further, the fact that only one of such companies has completed a business combination and three of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately-held target businesses may not be inclined to enter into business combinations with publicly held blank check companies like us. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. If we are unable to find a suitable target business within such time periods, we will be forced to liquidate.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $7.32 per share.

        Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust fund. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of our stockholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, our management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party's engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $7.32, plus interest, due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate, our officers and directors, severally, in accordance with their respective beneficial ownership interests in us, will be personally liable under certain circumstances to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us. However, we cannot assure you that they will be able to satisfy those obligations.

Since we have not currently selected a particular industry or prospective target business with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of the industry or target business in which we may ultimately operate.

        We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Moreover, we have no specific business combination under consideration and neither we nor any of our agents, representatives or affiliates have conducted any research or taken any measures, directly or indirectly, to locate or contact any target businesses or their representatives with respect to such a transaction other than our management advising a number of its contacts that a pool of capital is being raised for acquisitions and that we intend to seek an acquisition after the consummation of this offering. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. For example, if we complete a business combination with a business in the healthcare industry, we may be subject to various regulatory risks such as risks relating to reimbursement from third party payors. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled "Effecting a business combination—We have not identified a target business or target industry."

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

        Our certificate of incorporation authorizes the issuance of up to 70,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. Immediately after this offering (assuming no exercise of the underwriters' over-allotment option), there will be 34,750,000 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Broadband Capital Management LLC, the representative of the underwriters) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

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  may significantly reduce the equity interest of investors in this offering;

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  will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

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  may adversely affect prevailing market prices for our common stock.

Similarly, if we issued debt securities, it could result in:

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  default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

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  acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

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  our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

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  our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled "Effecting a business combination—Selection of a target business and structuring of a business combination."

Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.

        Upon consummation of our offering, our existing stockholders (including all of our officers and directors) will collectively own 20% of our issued and outstanding shares of common stock (assuming they do not purchase units in this offering). None of our existing stockholders, officers and directors has indicated to us that he or she intends to purchase units in the offering. Any shares of common stock acquired by existing stockholders in the aftermarket will be considered as part of the holding of the public stockholders and will have the same rights as other public stockholders, including voting and conversion rights with respect to a potential business combination. Accordingly, they may vote on a proposed business combination with respect to shares acquired in the aftermarket any way they so choose.

        Because of management's agreement with Broadband to make open market purchases of the warrants during the twenty trading day period after separate trading of the common stock and warrants begins, our existing stockholders may obtain an even larger ownership block of our common stock upon exercise of the warrants which could permit them to effectively influence the outcome of all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions, following the consummation of our initial business combination.

        Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our "staggered" board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination.

It is likely that some of our current officers and directors will resign upon consummation of a business combination and we will have only limited ability to evaluate the management of the target business.

        Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Although we expect several of our management and other key personnel, particularly our chairman of the board and chief executive officer, to remain associated with us following a business combination, we may employ other personnel following the business combination. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate the same as part of any such combination. If we acquired a target business in an all-cash transaction, it would be more likely that current members of management would remain with us if they chose to do so. If a business combination were structured as a merger whereby the stockholders of the target company were to control the combined company following a business combination, it may be less likely that management would remain with the combined company unless it was negotiated as part of the transaction via the acquisition agreement, an employment agreement or other arrangement. In making the determination as to whether current management should remain with us following the business combination, management will analyze the experience and skill set of the target business' management and negotiate as part of the business combination that certain members of current management remain if it is believed that it is in the best interests of the combined company post-business combination. If management negotiates to be retained post-business combination as a condition to any potential business combination, such negotiations may result in a conflict of interest. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Our officers and directors may allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.

        Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. If our executive officers' other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled "Management—Conflicts of Interest." We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

        Our officers and directors may in the future become affiliated with entities, including other "blank check" companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Further, certain of our officers and directors are currently involved in other businesses that are similar to the business activities that we intend to conduct following a business combination. Due to these existing affiliations, they may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete discussion of our management's business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled "Management—Directors and Executive Officers" and "Management—Conflicts of Interest." We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own shares of our common stock which will not participate in liquidation distributions and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

        All of our officers and directors own shares of stock in our company which were issued prior to this offering, but have waived their right to receive distributions with respect to those shares upon our liquidation upon our failure to complete a business combination. Additionally, our officers and directors have collectively agreed with the representative of the underwriters that they and certain of their affiliates or designees will purchase warrants in the open market following this offering. The shares and warrants owned by our officers and directors and their affiliates will be worthless if we do not consummate a business combination. In addition, because only a majority vote is needed to approve the business combination, our existing stockholders may have a conflict of interest since they could vote against the business combination with respect to any shares purchased by them in the aftermarket and could exercise their conversion rights with respect to such shares if less than 20% of the public stockholders vote against the business combination and convert their shares. The personal and financial interests of our directors may influence their motivation in identifying and selecting a target business and completing a business combination timely. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interest.

Our existing stockholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount in the trust fund unless the business combination is consummated and therefore they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders' best interest.

        Our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount in the trust fund unless the business combination is consummated. If we were to make a deposit, down payment or fund a "no-shop" provision in connection with a potential business combination, we may have insufficient funds outside of the trust to pay for due diligence, legal, accounting and other expenses attendant to completing a business combination. In such event, our existing stockholders may have to incur such expenses in order to proceed with the proposed business combination. As part of any such combination, our existing stockholders may negotiate the repayment of some or all of any such expenses, with or without interest or other compensation, which if not agreed to by the target business' management, could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest. The financial interest of our officers and directors could influence their motivation in selecting a target business or negotiating with a target business in connection with a proposed business combination and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders' best interest. We would note, however, that such expenses are likely to be insignificant compared to the value of management's equity stake.

If our common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

        If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

  •
  make a special written suitability determination for the purchaser;

  •
  receive the purchaser's written agreement to a transaction prior to sale;

  •
  provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

  •
  obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

        If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

It is probable that we will only be able to complete one business combination with the proceeds of this offering, which will cause us to be solely dependent on a single business and a limited number of services.

        The net proceeds from this offering will provide us with approximately $111,100,000 which we may use to complete a business combination. Our initial business combination must be with a business or businesses with a collective fair market value of at least 80% of our net assets at the time of such acquisition. We may not be able to acquire more than one target business because of various factors, including possible complex accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which would include attempting to coordinate the timing of negotiations, proxy statement disclosure and closing with multiple target businesses. In addition, we would also be exposed to the risk that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the business combination below the required fair market value of 80% of our net assets threshold. Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if deciding between one target business meeting such 80% threshold and comparable multiple target business candidates collectively meeting the 80% threshold. Consequently, it is probable that, unless the purchase price consists substantially of our equity, we will have the ability to complete only the initial business combination with the proceeds of this offering. Accordingly, the prospects for our success may be:

  •
  solely dependent upon the performance of a single business, or

  •
  dependent upon the development or market acceptance of a single or limited number of processes or services.

In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

        We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. In addition, we may not have enough cash available from funds outside of the trust account to make deposits or fund a "no-shop" provision in connection with a particular business combination which may cause us to be at a competitive disadvantage in pursuing the acquisition of target businesses. Further, the obligation we have to seek stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of common stock held by public stockholders in certain instances may reduce the resources available for a business combination. Additionally, our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

        Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, it is possible that we could use a portion of the funds not in the trust account to make a deposit, down payment or fund a "no-shop" provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding a suitable business combination without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our existing stockholders paid approximately $0.0078 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.

        The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 29.4% or $2.35 per share (the difference between the pro forma net tangible book value per share of $5.65, and the initial offering price of $8.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.

        In connection with this offering, as part of the units, we will be issuing warrants to purchase 15,000,000 shares of common stock. We will also issue an option to purchase 750,000 units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 750,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and options may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

Our existing stockholders' and the representative of the underwriters' obligation to purchase warrants in the open market may support the market price of the warrants during the twenty-trading day period commencing on the date separate trading of the warrants begins and, accordingly, the market price of the warrants may substantially decrease upon the termination of such obligations.

        Our existing stockholders have agreed, pursuant to plans in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, to purchase an aggregate of up to 1,000,000 warrants at market prices not to exceed $1.20 per warrant within the twenty-trading day period commencing on the date separate trading of the warrants commences. Such plans have been entered into with Broadband Capital Management LLC, the representative of the underwriters, as of the date of this prospectus. Our existing stockholders will not have any discretion or influence with respect to such purchases and will not be able to sell or transfer any warrants purchased in the open market pursuant to such plans until following the consummation of a business combination. Broadband (or any other broker as Broadband may assign the order to) has agreed to make such warrant purchases in such amounts and at such times as it may determine, in its sole discretion, during the twenty-trading day period, subject only to the $1.20 market price limitation. In addition, Broadband Capital Management LLC has agreed to purchase up to 500,000 warrants at market prices not to exceed $1.20 per warrant within the same twenty-trading day period and after the insider warrant purchases have occurred. Such warrant purchases may serve to support the market price of the warrants during such twenty-trading day period at a price above that which would prevail in the absence of such purchases by our existing stockholders and Broadband. However, the Rule 10b5-1 plans and Broadband's obligation to purchase warrants shall terminate at the end of the twentieth trading day after separate trading of the warrants has commenced or the earlier purchase of all the warrants obligated to be purchased. The termination of the support provided by the warrant purchases may materially adversely affect the trading price of the warrants.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price our common stock and the existence of these rights may make it more difficult to effect a business combination.

        Our existing stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before three years from the date of this prospectus. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 3,750,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

The American Stock Exchange may delist our securities from quotation on its exchange which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

        Our securities will be listed on the American Stock Exchange, a national securities exchange, upon consummation of this offering. We cannot assure you that our securities will continue to be listed on the American Stock Exchange in the future prior to a business combination. Additionally, in connection with our business combination, it is likely that the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

        If the American Stock Exchange delists our securities from trading on its exchange, we could face significant material adverse consequences including:

  •
  a limited availability of market quotations for our securities;

  •
  a determination that our common stock is a "penny stock" which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

  •
  a limited amount of news and analyst coverage for our company; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

There is currently no market for our securities and a market for our securities may not develop, which could adversely affect the liquidity and price of our securities.

        There is no market for our securities. Therefore, stockholders should be aware that they cannot benefit from information about prior market history as to their decisions to invest which means they are at further risk if they invest. In addition, the price of the securities, after the offering, can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.

        Furthermore, an active trading market for our securities may never develop or, if developed, it may not be maintained. Investors may be unable to sell their securities unless a market can be established or maintained.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

        If we are deemed to be an investment company under the Investment Company Act of 1940, our activities may be restricted, including:

  •
  restrictions on the nature of our investments; and

  •
  restrictions on the issuance of securities,

which may make it difficult for us to complete a business combination.

        In addition, we may have imposed upon us burdensome requirements, including:

  •
  registration as an investment company;

  •
  adoption of a specific form of corporate structure; and

  •
  reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent only in Treasury Bills issued by the United States with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Because we may be deemed to have no "independent" directors, actions taken and expenses incurred by our officers and directors on our behalf will generally not be subject to "independent" review.

        Each of our directors owns shares of our common stock and, although no salary or other compensation will be paid to them for services rendered prior to or in connection with a business combination, they may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors may be deemed "independent," we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Although we believe that all actions taken by our directors on our behalf will be in our best interests, we cannot assure you that this will be the case. If actions are taken, or expenses are incurred that are not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because our initial stockholders' initial equity investment was only $29,179, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

        Pursuant to the Statement of Policy Regarding Promoter's Equity Investment promulgated by The North American Securities Administrators Association, Inc., an international organization devoted to investor protection, any state administrator may disallow an offering of a development stage company if the initial equity investment by a company's promoters does not equal a certain percentage of the aggregate public offering price. Our initial stockholders initial investment of $29,179 is less than the required $3,110,000 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the initial stockholders may not adequately protect investors.

USE OF PROCEEDS

        We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$120,000,000	$138,000,000
Offering expenses (1)
Underwriting discount (6% of gross proceeds)	7,200,000	8,280,000
Underwriting non-accountable expense allowance (1% of gross proceeds)	1,200,000	1,200,000
Legal fees and expenses (including blue sky services and expenses)	350,000	350,000
Miscellaneous expenses	39,068	39,068
Printing and engraving expenses	40,000	40,000
Accounting fees and expenses	15,000	15,000
SEC registration fee	29,969	29,969
NASD registration fee	25,963	25,963
Net proceeds
Held in trust	109,800,000	126,720,000
Not held in trust	1,300,000	1,300,000

Total net proceeds	$111,100,000	$128,020,000

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$180,000	(13.8)%
Payment for office space to SB Management Corp. and for administrative and support services ($7,500 per month for up to two years)	180,000	(13.8)%
Due diligence of prospective target businesses	100,000	(7.7)%
Legal and accounting fees relating to SEC reporting obligations	50,000	(3.8)%
Working capital to cover miscellaneous expenses (including potential deposits, down payments or funding of a "no-shop" provision with respect to a particular business combination), D&O insurance and reserves	790,000	(60.8)%

Total	$1,300,000	100%

(1)
A portion of the offering expenses have been paid from the funds we received from Messrs. Berrard, Kramer, Aucamp and The Edelson Family Trust described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

        $109,800,000, or $126,720,000 if the underwriters' over-allotment option is exercised in full, of net proceeds will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds held in trust will not be released from the trust fund until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Any amounts not paid as consideration to the sellers of the target business may be used to finance operations of the target business.

        We have agreed to pay SB Management Corp., a corporation owned and managed by Steven R. Berrard, our Chairman and Chief Executive Officer, approximately $4,875 per month for office space and certain other additional services. In addition, we have agreed to pay an affiliate of I. Steven Edelson, our Vice Chairman and Vice President, and Nathaniel Kramer, one of our directors, approximately $2,625 per month for general and administrative services including secretarial support. We have agreed to pay up to a monthly maximum of $7,500 for all of the foregoing services. This arrangement is being agreed to by SB Management Corp. and the affiliate of Mr. Edelson and Mr. Kramer for our benefit and is not intended to provide Messrs. Berrard, Edelson or Kramer compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. Upon completion of a business combination or our liquidation, we will no longer be required to pay these monthly fees.

        We intend to use the excess working capital (approximately $790,000) for director and officer liability insurance premiums (approximately $60,000), with the balance of $730,000 being held in reserve in the event due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. We expect that due diligence of prospective target businesses will be performed by some or all of our officers and directors and may include engaging market research firms and/or third party consultants. Our officers and directors will not receive any compensation for their due diligence of prospective target businesses, but would be reimbursed for any out-of-pocket expenses (such as travel expenses) incurred in connection with such due diligence activities. We believe that the excess working capital will be sufficient to cover the foregoing expenses and reimbursement costs.

        It is also possible that we could use a portion of such excess working capital to make a deposit, down payment or fund a "no-shop" provision with respect to a particular proposed business combination, although we do not have any current intention to do so. In the event that we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we may not have a sufficient amount of working capital available outside of the trust account to conduct due diligence and pay other expenses related to finding another suitable business combination without securing additional financing. Thus, if we were unable to secure additional financing, we would most likely fail to consummate a business combination in the allotted time and would be forced to liquidate.

        To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business.

        As of the date of this prospectus, Steven R. Berrard, our Chairman and Chief Executive Officer, and our directors I. Steven Edelson and Nathaniel Kramer, have advanced to us a total of $90,000 which was used to pay a portion of the expenses of this offering referenced in the line items above for SEC registration fee, NASD registration fee and legal fees and expenses. Of such loans, $40,000 will be payable with 4% annual interest on the earlier of January 24, 2006 or the consummation of this offering and $50,000 will be payable with 4% interest on the earlier of March 28, 2006 or the consummation of the offering. In addition, Mr. Edelson and Mr. Aucamp loaned us an aggregate of $70,000 on June 29, 2005 to be used to pay the fees of the American Stock Exchange. Such amount shall be repaid at the closing of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

        The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will be invested only in Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

        We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time.

        Other than the $7,500 aggregate per month administrative fees described above, no compensation of any kind (including finder's and consulting fees) will be paid to any of our existing stockholders, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. To the extent that such expenses exceed the available proceeds not deposited in the trust fund, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

        A public stockholder will be entitled to receive funds from the trust fund (including interest earned on his, her or its portion of the trust fund) only in the event of our liquidation upon our failure to complete a business combination within the allotted time or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust fund.

DILUTION

        The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock.

        At March 31, 2005, our net tangible book value was a deficiency of $139,783, or approximately $(0.04) per share of common stock. After giving effect to the sale of 15,000,000 shares of common stock included in the units, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 2,998,500 shares of common stock which may be converted into cash) at March 31, 2005 would have been $89,011,197 or $5.65 per share, representing an immediate increase in net tangible book value of $5.66 per share to the existing stockholders and an immediate dilution of $2.35 per share or 29.4% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $21,949,020 less than it otherwise would have been because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account as of the record date for the determination of stockholders entitled to vote on the business combination, inclusive of any interest, divided by the number of shares sold in this offering.

        The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price	$		$8.00
Net tangible book value before this offering		(0.04)
Increase attributable to new investors		5.69

Pro forma net tangible book value after this offering			5.65

Dilution to new investors			$2.35

        The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	3,750,000	20.0%	$29,179.02%		$.01
New investors	15,000,000	80.0%	$120,000,000	99.98%	$8.00

Total	18,750,000	100.0%	$120,029,179	100.0%

        The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before the offering	$(139,783)
Proceeds from this offering	111,100,000
Offering costs paid in advance and excluded from tangible book value before this offering	0
Less: Proceeds held in trust subject to conversion to cash ($109,800,000 × 19.99%)	(21,949,020)

$89,011,197

Denominator:
Shares of common stock outstanding prior to the offering	3,750,000
Shares of common stock included in the units offered	15,000,000
Less: Shares subject to conversion (15,000,000 × 19.99%)	(2,998,500)

15,751,500

CAPITALIZATION

        The following table sets forth our capitalization at March 31, 2005 and as adjusted to give effect to the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	March 31, 2005
	Actual	As Adjusted
Common stock, $.001 par value, -0- and 2,998,500 shares which are subject to possible conversion, shares at conversion value (1)	$—	$21,949,020

Stockholders' equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized; none issued or outstanding	$—	$—

Common stock, $.001 par value, 70,000,000 shares authorized; 3,750,000 shares issued and outstanding; 15,751,500 shares issued and outstanding (excluding 2,998,500 shares subject to possible conversion), as adjusted	3,750	15,752
Additional paid-in capital	21,250	89,160,228
Deficit accumulated during the development stage	(966)	(966)

Total stockholders' equity	$24,034	$89,175,014

Total capitalization	$24,034	$111,124,034

(1)
If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust fund, inclusive of any interest thereon, as of two business days prior to the proposed consummation of a business combination divided by the number of shares sold in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        We were formed on January 6, 2005, to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business which we believe has significant growth potential. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

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  may significantly reduce the equity interest of our stockholders;

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  will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

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  may adversely affect prevailing market prices for our common stock.

        Similarly, if we issued debt securities, it could result in:

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  default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

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  acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

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  our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

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  our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

        We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

        We estimate that the net proceeds from the sale of the units, after deducting offering expenses of approximately $1,700,000, including $1,200,000 representing the underwriters' non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $7,200,000 (or $8,280,000 if the underwriters' over-allotment option is exercised in full), will be approximately $111,100,000 (or $128,020,000 if the underwriters' over-allotment option is exercised in full). Of this amount, $109,800,000, or $126,720,000 if the underwriters' over-allotment option is exercised in full, will be held in trust and the remaining approximately $1,300,000 will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately $180,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination, $180,000 for administrative services and support payable to unaffiliated third parties (up to $7,500 per month for 24 months), $100,000 of expenses for the due diligence and investigation of a target business, $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $790,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $60,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

        As of the date of this prospectus, Steven R. Berrard, our Chairman and Chief Executive Officer, and our stockholders The Edelson Family Trust and Nathaniel Kramer, have advanced a total of $90,000 to us for payment of offering expenses on our behalf. Of such loans, $40,000 will be payable with 4% annual interest on the earlier of January 26, 2006 or the consummation of this offering and $50,000 will be payable with 4% annual interest on the earlier of March 28, 2006 or the consummation of this offering. In addition, Mr. Edelson and Mr. Aucamp loaned us an aggregate of $70,000 on June 29, 2005 to be used to pay the fees of the American Stock Exchange. Such amount shall be repaid at the closing of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.

PROPOSED BUSINESS

Introduction

        We are a recently organized Delaware blank check company formed to serve as a vehicle for the acquisition of an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry, although we intend to focus on service businesses in one of the following sectors: business, health care or consumer services.

Areas of Focus

        Given the experience of our management, we expect that our principal target will be a service business. Within this context, we expect to seek companies displaying one or more of the following characteristics:

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  Recurring revenue, which is revenue that typically is generated from customers on a regular basis as a result of, among other things, contractual obligations or due to the customers' need of, and payment for, a particular service at regular intervals;

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  Stable cash flow, which is cash flow that does not fluctuate dramatically from fiscal period to period; and

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  Opportunities for organic and acquisition growth.

        We believe that these characteristics provide the best platform through which to drive incremental revenue sources or extract increased profitability from the base business. More specifically, we intend to focus on opportunities that fall into the following three sectors: business services, health care services and consumer services/brands. We have not prioritized such segments and do not currently have a preference as to in which segment we would prefer to consummate a business combination.

Business Services

        These businesses enable both large and small companies to conduct their operations more efficiently or more effectively perform routine non-core value added services for which customers typically have trouble finding qualified alternatives. We will focus on companies that have or seek to build stable cash flow businesses that leverage scale and a specific expertise to provide better service and value at a cheaper "all-in" cost than customers could provide by themselves. We believe that businesses that leverage scale generally have a fixed cost base, underlying technology platform, brand name, corporate organizational structure or other similar operating characteristic or asset which may be utilized or spread over a larger revenue base or a large number of customers, thereby, in theory, increasing the profitability percentage of the business. Examples include transaction / payment processing, technology services, customer service/relationship management, warranty management, document management, back-office services (accounting, payroll, human resource administration, benefits processing, etc.), training and compliance services, security services and alarm monitoring, facilities services (including waste disposal, pest / lawn control, landscaping maintenance services and commercial cleaning), and service franchising businesses.

Health Care Services

        Health care spending in the United States was nearly $1.7 trillion in 2003 and for the first time exceeded 15% of the Gross Domestic Product according to recently released data from the Center for Medicare & Medicaid Services, Office of the Actuary. The total market is comprised of numerous large, often multi-billion dollar niche markets that span all aspects of healthcare, with "services" (payments to physicians, hospitals, and other providers) accounting for more than $1.0 trillion of total spending. Moreover, according to the same study, health care spending is expected to grow more than $3.3 trillion and represent in excess of 18% of GDP by 2013.

        We believe that significant challenges will continue to confront the health care industry, driven primarily by the changing roles/relationships among physicians, payors and patients. Thus, we will consider those companies that reduce the cost or improve the quality of care in traditional settings, such as doctors' offices or hospitals, or provide quality, low-cost options that are designed to encourage customers to utilize the services because of factors such as cost and/or convenience.

        We are particularly interested in companies that will accelerate the movement of care out of the general hospital setting and into more focused, less expensive alternative locations. Characteristics we find particularly attractive include (i) focus on a defined patient group and their specific clinical needs; (ii) emphasis on delivering care in a high-volume, low-cost, patient friendly setting; (iii) recognition by providers and payors of the medical necessity of the service; and/or (iv) a more convenient, cost-effective, and higher quality setting for clinicians and patients. Examples include specialty care surgical centers, out-patient triage or urgent care clinics, chronic disease treatment centers and product distribution companies.

        Additionally, we will consider those companies that offer non-core support and administrative services. These companies, which typically focus on excelling in a narrowly defined discipline, are typically less expensive yet offer higher quality service than providers and payors traditionally procure for themselves internally. Examples include billing services, electronic medical records, specialty group practice management, insurance/risk retention, third-party administrators, nurse staffing, and health related member benefit programs.

Consumer Services

        This group includes branded consumer products and services. We believe that certain companies that are focused on creating a brand (e.g. Nike, Starbucks, etc.) as opposed to delivering services under generic labels will continue to provide attractive investment opportunities. In addition, we believe that companies that can attract and meet the growing needs and desires of the 78 million aging baby boomers born between 1946 and 1964, as well as the "Gen Y" population born between 1979 and 1994, are attractive, particularly those with an emphasis on providing "health and wellness" alternatives to the customer. As with Business Services, we are focused on those companies that can build a lasting relationship with the consumer that yields predictable, recurring revenue that does not fluctuate dramatically from fiscal period to period. Examples include health clubs, spa services, hair salons, pest control, alarm monitoring, and home warranty contracts.

Transaction Structures

        We believe the majority of the transactions we will review and consider fall into the following categories:

        Growth Scenarios—situations where companies have the opportunity for organic growth through market development, incremental marketing, or increases in working capital.

        Industry Consolidations—opportunities in fragmented industries, or new emerging markets, in which revenue growth is driven, and operating expenses are leveraged, in large part via strategic acquisitions.

        Divisional Spin-outs—operating units of larger companies that are profitable but have been neglected by the parent in terms of focus, resources or funding.

Government Regulations

        If we were to consummate a business combination with a target business in the healthcare services segment, we may be subject to certain regulatory issues. The healthcare industry is highly regulated, and the federal and state laws that may affect our business if we were to consummate a business combination with a target business in the health care services segment could be significant. The federal and state governments regulate the healthcare industry extensively including through the Medicare and

Medicaid government payment programs, each of which is financed, at least in part, with federal money. State jurisdiction is based upon the state's authority to license certain categories of healthcare professionals and providers and the state's interest in regulating the quality of healthcare in the state, regardless of the source of payment. The significant areas of federal and state regulatory laws that could affect our ability to conduct our business if we were to consummate a business combination with a target business in the health care services segment could include, among others, those regarding:

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  False and other improper claims for payment. The government may fine a provider if it knowingly submits, or participates in submitting, any claim for payment to the federal government that is false or fraudulent, or that contains false or misleading information.

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  Health Insurance Portability and Accountability Act. Laws designed to combat fraud against any healthcare benefit program for theft or embezzlement involving healthcare, as well as providing various privacy rights to patients and customers.

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  The Stark Self-Referral Law and other laws prohibiting self-referral and financial inducements. Laws that limit the circumstances under which physicians who have a financial relationship with a company may refer patients to such company for the provision of certain services.

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  Corporate practice of medicine. Many states have laws that prohibit business corporations from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians, or engaging in certain arrangements, such as fee-splitting, with physicians.

        A violation of any of these laws could result in civil and criminal penalties, the requirement to refund monies paid by government and/or private payors, exclusion from participation in Medicare and Medicaid programs and/or the loss of licenses. Our management will consider these and any other regulatory issues in our consideration of any prospective target business in the healthcare services segment. If we were to consummate a business combination with a target business in the health care services segment, we could not assure you that we would be successful in complying with all applicable laws and regulations which could adversely affect our business and operations. Additionally, the laws in the healthcare industry are subject to change, interpretation and amendment, which could adversely affect our ability to conduct our business if we were to consummate a business combination with a target business in the health care services segment.

Effecting a business combination

  General

        We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various Federal and state securities laws. In the alternative, we may seek to consummate a business combination with a company that may be financially unstable or in its early stages of development or growth. While we may seek to effect business combinations with more than one target business, we will probably have the ability, as a result of our limited resources, to effect only a single business combination with the proceeds of this offering.

  We have not identified a target business or target industry

        To date, we have not selected any target business or target industry on which to concentrate our search for a business combination. None of our officers, directors, promoters or other affiliates is currently engaged in discussions on our behalf with representatives of other companies regarding the possibility of a potential merger, capital stock exchange, asset acquisition or other similar business combination with us. None of our officers, directors, stockholders, or anyone on their behalf, has identified any suitable acquisition candidates for us. We have not contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to such a transaction. However, members of our management have advised a number of their contacts that a pool of capital is being raised for acquisitions and that we intend to seek an acquisition after the consummation of this offering. Such contacts have not introduced any potential target businesses to us. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate.

        Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the target business with which we may ultimately complete a business combination. We expect to seek service businesses that have recurring revenue and/or stable cash flow, although neither criteria is a prerequisite for any target business we ultimately pursue. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

  Sources of target businesses

        We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community who are aware that we are seeking a business combination partner via public relations and marketing efforts, direct contact by management or other similar efforts, who may present solicited or unsolicited proposals. Our officers and directors as well as their affiliates may also bring to our attention target business candidates. While our officers and directors make no commitment as to the amount of time they will spend trying to identify or investigate potential target businesses, they believe that the various relationships they have developed over their careers together with their direct inquiry, will generate a number of potential target businesses that will warrant further investigation. While we may pay fees or compensation to third parties for their efforts in introducing us to potential target business, in no event, however, will we pay any of our existing officers, directors or stockholders or any entity with which they are affiliated any finder's fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination. In addition, none of our officers, directors, special advisors or existing stockholders will receive any finder's fee, consulting fees or any similar fees from any person or entity in connection with any business combination involving us other than any compensation or fees that may be received for any services provided following such business combination.

  Selection of a target business and structuring of a business combination

        Subject to the requirement that our initial business combination must be with a target business with a fair market value that is at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. In evaluating a prospective target business, our management will consider, among other factors, the following:

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  financial condition and results of operation;

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  growth potential;

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  experience and skill of management and availability of additional personnel;

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  capital requirements;

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  competitive position;

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  barriers to entry into other industries;

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  stage of development of the products, processes or services;

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  degree of current or potential market acceptance of the products, processes or services;

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  proprietary features and degree of intellectual property or other protection of the products, processes or services;

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  regulatory environment of the industry; and

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  costs associated with effecting the business combination.

        These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management, where applicable, and inspection of facilities, as well as review of financial and other information which will be made available to us.

        The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finders or consulting fees to our existing stockholders, or any of their respective affiliates, for services rendered to or in connection with a business combination.

  Fair Market Value of Target Business

        The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that fair market value meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

  Lack of business diversification

        While we may seek to effect business combinations with more than one target business, our initial business combination must be with one or more target businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition, as discussed above. Consequently, we expect to have the ability to effect only a single business combination, although this may entail the simultaneous acquisitions of several operating businesses. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including possible complex accounting issues, which would include generating pro forma financial statements reflecting the operations of several target businesses as if they had been combined, and numerous logistical issues, which would include attempting to coordinate the timing of negotiations, proxy statement disclosure and closing with multiple target businesses. In addition, we would also be exposed to the risk that conditions to closings with respect to the acquisition of one or more of the target businesses would not be satisfied bringing the fair market value of the business combination below the required fair market value of 80% of our net assets threshold. Accordingly, while it is possible that we may attempt to effect our initial business combination with more than one target business, we are more likely to choose a single target business if deciding between one target business meeting such 80% threshold and comparable multiple target business candidates collectively meeting the 80% threshold. Accordingly, for an indefinite period of time, the prospects for our success may be entirely dependent upon the future performance of a single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

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  subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

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  result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

        If we consummated a business combination structured as a merger in which the consideration is our stock, we would have a significant amount of cash available to make subsequent acquisitions following our initial business combination.

  Limited ability to evaluate the target business' management

        Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. Moreover, our current management will only be able to remain with the combined company after the consummation of a business combination if they are able to negotiate the same in connection with any such combination. Any such negotiations may result in a conflict of interest. While it is possible that one or more of our directors will remain associated in some capacity with us following a business combination, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

        Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

  Opportunity for stockholder approval of business combination

        Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the target business based on United States generally accepted accounting principles.

        In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the majority of the shares of common stock voted by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Accordingly, they may vote on a proposed business combination with respect to shares of common stock acquired in the aftermarket any way they so choose. We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights.

  Conversion rights

        At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder's shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust fund, inclusive of any interest (calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust fund, the initial per-share conversion price would be $7.32, or $0.68 less than the per-unit offering price of $8.00. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. If a stockholder votes against the business combination but fails to properly exercise its conversion rights, such stockholder will not have its shares of common stock converted to its pro rata distribution of the trust fund. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, exercise their conversion rights.

  Liquidation if no business combination

        If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, plus any remaining net assets. Our existing stockholders have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to this offering. There will be no distribution from the trust fund with respect to our warrants, which will expire worthless.

        If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust fund, and without taking into account interest, if any, earned on the trust fund, the initial per-share liquidation price would be $7.32, or $0.68 less than the per-unit offering price of $8.00. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our public stockholders. Each member of our board of directors has agreed pursuant to agreements with us and Broadband Capital Management LLC, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay debts and obligations to vendors that are owed money by us for services rendered or products sold to us in excess of the net proceeds of this offering not held in the trust account at that time. We cannot assure you, however, that they would be able to satisfy those obligations. Further, they will not be personally liable to pay debts and obligations to prospective target businesses if a business combination is not consummated with such prospective target businesses, or for claims from any other entity other than vendors. Accordingly, we cannot assure you that the actual per-share liquidation price will not be less than $7.32, plus interest, due to claims of creditors.

        If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust fund will commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.

        Our public stockholders shall be entitled to receive funds from the trust fund only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust fund.

Competition

        In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

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  our obligation to seek stockholder approval of a business combination or obtain the necessary financial information to be included in the proxy statement to be sent to stockholders in connection with such business combination may delay or prevent the completion of a transaction;

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  our obligation to convert into cash shares of common stock held by our public stockholders in certain instances may reduce the resources available to us for a business combination; and

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  our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that to the extent that our target business is a privately held entity, our status as a well-financed public entity may give us a competitive advantage over entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

        If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Facilities

        We maintain our executive offices at 401 East Las Olas Boulevard, Suite 1140, Fort Lauderdale, Florida 33301. The cost for this space provided by SB Management Corp., a corporation solely owned by Steven Berrard, our Chairman and Chief Executive Officer, is approximately $4,875 per month and includes certain other additional services provided by SB Management Corp. pursuant to a letter agreement between us and SB Management Corp. We believe that based on rents and fees for similar services in the Fort Lauderdale area, that the fee charged by SB Management Corp. is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

        We have three officers, all of whom are also members of our board of directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect Mr. Berrard to devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Financial Information

        We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent accountants.

        We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for such target business. Additionally, our management will provide stockholders with the foregoing financial information as part of the proxy solicitation materials sent to stockholders to assist them in assessing each specific target business we seek to acquire. Our management believes that the requirement of having available financial information for the target business may limit the pool of potential target businesses available for acquisition.

Legal Proceedings

        To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

Comparison to offerings of blank check companies

        The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$109,800,000 of the net offering proceeds will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company.	$100,440,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds
The $109,800,000 of net offering proceeds held in trust will only be invested in Treasury Bills issued by the United States having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.
Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.
Trading of securities issued
The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriter's over-allotment option provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.
No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants
The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust fund has been terminated and distributed.
The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.
Election to remain an investor
We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.
A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.
Business combination deadline
	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of funds
	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or the completion of a business combination or our liquidation upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT

Directors and Executive Officers

        Our current directors and executive officers are as follows:

Name	Age	Position
Steven R. Berrard	50	Chairman of the Board and Chief Executive Officer
I. Steven Edelson	45	Vice Chairman and Vice President
Thomas E. Aucamp	39	Director and Vice President
Thomas C. Byrne	43	Director
Nathaniel Kramer	43	Director

        Steven R. Berrard has been our chairman of the board and chief executive officer since our inception. Mr. Berrard has served as Managing Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, from 1996 to 1999, Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation, Inc., the nation's leading automotive retail company. When Mr. Berrard left AutoNation in 1999, the operations of AutoNation included more than 400 automotive dealerships, National Car Rental, Alamo Rent-A-Car and Car-Temps U.S.A. In three years, Mr. Berrard guided AutoNation from a fledgling enterprise to the 83rd largest company on the 1999 Fortune 500 with over $20 billion in revenue. During his time at AutoNation, Mr. Berrard managed the growth (both organic and via acquisition) of the automotive businesses and the company's alarm monitoring and waste disposal business units; the alarm monitoring business was sold in 1997 for $610 million, the waste disposal business was sold to shareholders in 1999 as Republic Services, which today is a publicly traded company with a market capitalization in excess of $4.9 billion. Mr. Berrard served as a director of Gerald Stevens, Inc., a retailer and marketer of flowers, plants and decorative gifts, from April 1999, and as Chairman of the Board from October 1999, until immediately following Gerald Stevens, Inc.'s filing for Chapter 11 bankruptcy protection on April 23, 2001.

        Prior to joining AutoNation, from 1987 to 1996, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, the world's largest video store operator, and as a member of the Board of Directors of Viacom, Inc. As President and Chief Executive Officer, Mr. Berrard was responsible for the direction and operation of more than 70,000 employees at 4,500 Blockbuster stores located in 20 countries, Showtime Networks, Spelling Entertainment Group, Paramount Parks, and Virgin Interactive Entertainment.

        Prior to his tenure with Blockbuster, from 1981 to 1987, Mr. Berrard served as President of Huizenga Holdings, Inc., the personal investment and management vehicle for H. Wayne Huizenga, and served in various positions with subsidiaries of Huizenga Holdings, including Waco Leasing Company, where he was President, and Port-O-Let International, Inc., where he was President, Chief Financial Officer, Treasurer and Secretary. Prior to joining Huizenga Holdings, Mr. Berrard was employed by Coopers & Lybrand from 1976 to 1981.

        Mr. Berrard earned his BS in Accounting from Florida Atlantic University and has been a member of the Board of Directors of HealthSouth (Audit Committee and Chairman of the Finance Committee since January 2004), and Swisher International, Inc. since November 2004. He has also served on the Board of Directors of Birmingham Steel from 1999 until its sale in 2002 as well as the Board of Boca Resorts, Inc. from 1996 until prior to its sale to the Blackstone Group in December 2004. In 2001, Governor Jeb Bush appointed Mr. Berrard as a Commissioner of the North Broward Hospital District

where he serves as Chairman of the Finance Committee, the Management Information Systems Committee and the Pension Committee.

        I. Steven Edelson has been our vice chairman and vice president since inception. Since 1997, Mr. Edelson has been a Principal of Mercantile Capital Group and a Managing Director of the Chicago Office. Mr. Edelson has been a principal of Mercantile Capital Markets, which manages MCG, from 1997 to the present. The firm's investment activities include private equity, direct investments in public companies, mezzanine investments in early stage companies, buyouts, project finance and bridge financings.

        Mr. Edelson has been involved in finance and real estate for more than 18 years. Prior to Mercantile, from 1989 to 1994, Mr. Edelson was Executive Vice President of Tishman Midwest Management Corporation, a real estate development, leasing and management company. From July 1995 to present, Mr. Edelson has also served as Managing Director of International Facilities Group (IFG), a leading facilities development and management company.

        Mr. Edelson serves on the Business Council for the Woodrow Wilson Center and the Supervisory Committee of Urban America, and holds a number of board seats for private companies including Ligos Corporation, a software company focused on solutions for video compression, Itracs, an enterprise software company focused on network infrastructure management, and MoveOnIn, Inc., a relocation and lifestyle services company.

        Thomas E. Aucamp has been our director and vice president since inception. Mr. Aucamp has served as a Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, from 1995 to 1997, Mr. Aucamp was Vice President of Corporate Development and Strategic Planning for Blockbuster Entertainment Group, the world's largest video store operator. In this capacity, Mr. Aucamp sought to leverage the company's core assets, membership base, brand strength, and operations capabilities; most of these initiatives involved developing close working partnership with third parties.

        Prior to joining Blockbuster from 1992 to January 1995, Mr. Aucamp was in the mergers and acquisitions department of W.R. Grace & Co., Inc., which at the time was a diversified Fortune 100 company with interests in healthcare, packaging, construction products and specialty chemicals. Mr. Aucamp has additional transaction and development experience from his tenure at Ryder System during 2001 and Morgan Stanley from 1988 to 1990.

        Mr. Aucamp has an MBA from Duke's Fuqua School of Business and an undergraduate degree from Harvard University. Mr. Aucamp was the 2002 Chairperson of the Florida Venture Forum.

        Thomas C. Byrne has been our director since our inception. Mr. Byrne has served as Administrative Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners,, Mr. Byrne was the Vice-Chairman of Blockbuster Entertainment Group, a division of Viacom, Inc. In this capacity, Business Development, International Operations and Technology and Online Operations, which collectively included the company's non-retailing efforts, its worldwide acquisition program, and the operation of 1,600 stores in 27 countries, reported to Mr. Byrne. Additionally, Mr. Byrne was President of the Viacom Retail Group and represented Blockbuster in all cross-Viacom opportunities.

        During his tenure at Blockbuster from 1988 to 1997, Mr. Byrne and his group were responsible for acquiring and integrating over 100 retail businesses and engineered the company's successful entry into the media industry through the acquisitions of Republic Pictures, Spelling Entertainment and Virgin Interactive Entertainment and the eventual $8.4 billion sale to Viacom in 1994.

        Prior to joining Blockbuster, from 1985 to 1987, Mr. Byrne was employed by KPMG Peat Marwick. Mr. Byrne has a BS and MA in Accounting from the University of Florida. Mr. Byrne is a certified public accountant, and has been a member of the Board of Directors of Certilearn since 2000,

Interstate Connections since 2004, Intralearn since 1999, ITC Learning since 2000, Swisher International, Inc. since 2004 Pivotal Fitness since 2003, and the Private Equity Committee of the University of Florida Foundation.

        Nathaniel Kramer has been our director since inception. Since March 2000, Mr. Kramer has been a principal of Mercantile Capital Group and Managing Director of the New York office.

        Mr. Kramer brings over twenty years of investment experience in both the public and private capital markets. He started his career with Allen and Company, a private equity firm, and recently served as a Vice President from 1997 to 2001. On behalf of Mercantile Capital, Mr. Kramer performed due diligence negotiated and structured investments in companies operating in the wireless infrastructure, data communications, B2B commerce, Internet infrastructure, telecom technologies/infrastructure and entertainment technologies and services sectors. Mr. Kramer serves on the board of of Genco Shipping and Trading Limited, a drybulk shipping company, that recently filed a registration statement for an initial public offering, and MoveOnIn, Inc., a relocation and lifestyle services private company.

        Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Thomas C. Byrne, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Thomas E. Aucamp and Nathaniel Kramer, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Steven R. Berrard and I. Steven Edelson, will expire at the third annual meeting.

        These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. Collectively, through their positions described above, our directors have extensive experience acting as managing directors and principals of private equity funds that invested their funds in, or acquired control of, private companies. None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to successfully identify and effect an acquisition although we cannot assure you that they will, in fact, be able to do so.

Special Advisors

        We also have several advisors that will assist us in identifying, seeking and consummating a business combination. These are as follows:

        Cris V. Branden is currently the Chief Financial Officer of Huizenga Holdings, Inc., the personal investment and management vehicle for H. Wayne Huizenga, and has been with the firm since 1996. Mr. Branden previously practiced public accounting for 14 years with Arthur Andersen from 1982 to 1984 and with Machen, Powers & Disque, certified public accountants, from 1984 to 1996. Mr. Branden is currently a member of the board of directors of Swisher International, Inc., a restroom hygiene services franchisor. Mr. Branden is a Certified Public Accountant and received his BA from Auburn University in 1982.

        Richard L. Handley has been the Senior Vice President, Secretary and General Counsel of Huizenga Holdings, Inc., the personal investment and management vehicle for H. Wayne Huizenga, since May 1997. From May 1997 until December 2004, when the company was sold to an affiliate of The Blackstone Group, Mr. Handley served in several different capacities at Boca Resorts, Inc., an owner and operator of hotels and related hospitality properties, including Senior Vice President, Secretary, and General Counsel. From October 1995 to May 1997, Mr. Handley served as Senior Vice President and General Counsel of AutoNation, Inc., a leading automotive retail company, and its predecessor, Republic Industries, Inc., a diversified company with interests in waste services, alarm and electronic security monitoring and automotive retailing. Mr. Handley is currently a member of the board of directors of Swisher International, Inc. Mr. Handley earned a BA from the University of California, Berkeley, a JD from the University of Utah College of Law, and an LLM from Georgetown University.

        Robert J. Henninger, Jr. is currently Executive Vice President of Huizenga Holdings, Inc. and has been associated with the firm since 1994. Mr. Henninger has previously served as a Senior Vice President at Blockbuster Entertainment, AutoNation, Inc., and Republic Industries, Inc. Mr. Henninger is a Certified Public Account and was in public practice with Arthur Andersen from 1971 to 1994, the last 11 years of which he served as Managing Partner of the Fort Lauderdale office. Mr. Henninger received his BA from Florida State University in 1971.

        Alex Muxo, Jr. is currently Senior Vice President of Huizenga Holdings, Inc., the personal investment and management vehicle for H. Wayne Huizenga, and has been with the firm since 1994. From 1994 to 2004, Mr. Muxo served in several different capacities at Boca Resorts, Inc., an owner and operator of hotels and related hospitality properties, including Senior Vice President, Development. During that time, Mr. Muxo also served as President of Arena Operating and Development Company, Ltd., which completed the development and construction of the Office Depot Center in Sunrise, Florida, the home to the National Hockey League's Florida Panthers. Mr. Muxo also served as Senior Vice President of Blockbuster Entertainment from 1994 to 1995. Earlier in his career, Mr. Muxo was in local government, having served as City Manager of Homestead, Florida from 1980 to 1994. Mr. Muxo received his BS in Management from Barry University in 1980.

        The special advisors set forth above are not currently affiliated with members of management or any existing stockholder. However, Messrs. Branden and Handley serve on the board of directors of Swisher International, Inc. with Messrs. Berrard and Byrne. Swisher International, Inc. is controlled by an entity that is managed by Messrs. Berrard and Branden and which is beneficially owned by an entity owned by Mr. Berrard and by an entity affiliated with Huizenga Holdings, Inc. While the special advisors have agreed to present to us for our consideration reasonable opportunities to acquire an operating business that he may become aware of subject to any pre-existing fiduciary obligations, the standard of duty owed to us and our stockholders as our special advisors is substantially less than that of our directors and officers. The special advisors will not receive any compensation for their services. However, it is possible that such advisors could receive compensation or be offered employment by the combined company or other third parties following the consummation of a business combination.

Director Independence

        Our board of directors has determined that Mr. Byrne and Mr. Kramer are "independent directors" as defined in the American Stock Exchange listing standards and Rule 10A-3 of the Exchange Act. We intend to locate and appoint at least two additional independent directors to serve on the board of directors and to serve on our audit committee.

Board Committees

        On completion of this offering, our board of directors will have an audit committee. Our board of directors has adopted a charter for this committee as well as a code of conduct and ethics that governs the conduct of our directors, officers and employees.

Audit Committee

        Upon completion of this offering, our audit committee will consist of Thomas C. Byrne. The independent directors we appoint to our audit committee will each be an independent member of our board of directors, as defined by the rules of the American Stock Exchange and the SEC. Each member of our audit committee will be financially literate under the current listing standards of the

American Stock Exchange, and our board of directors has determined that Mr. Byrne qualifies as an "audit committee financial expert," as such term is defined by SEC rules. We intend to locate and appoint at least two additional independent directors on our audit committee, one independent director to be appointed within 90 days of the completion of the offering and the other independent director to be appointed within one year of the completion of the offering.

        The audit committee will review the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee will also recommend the firm selected to be our independent registered public accounting firm, review and approve the scope of the annual audit, review and evaluate with the independent public accounting firm our annual audit and annual consolidated financial statements, review with management the status of internal accounting controls, evaluate problem areas having a potential financial impact on us that may be brought to the committee's attention by management, the independent registered public accounting firm or the board of directors, and evaluate all of our public financial reporting documents.

Code of Conduct and Ethics

        We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the American Stock Exchange.

Executive Compensation

        No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay SB Management Corp., a corporation owned and managed by Steven R. Berrard, our Chairman and Chief Executive Officer, approximately $4,875 per month for office space and certain other additional services. In addition, we have agreed to pay an affiliate of I. Steven Edelson, our Vice Chairman and Vice President, and Nathaniel Kramer, one of our directors, approximately $2,625 per month for general and administrative services including secretarial support. We have agreed to pay up to a monthly maximum of $7,500 for all of the foregoing services. This arrangement is being agreed to by SB Management Corp. and the affiliate of Mr. Edelson and Mr. Kramer for our benefit and is not intended to provide Messrs. Berrard, Edelson or Kramer compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. No other executive officer or director has a relationship with or interest in SB Management Corp. Other than this $7,500 per-month fee, no compensation of any kind, including finder's and consulting fees, will be paid to any of our existing stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Such individuals may be paid consulting, management or other fees from target businesses as a result of the business combination, with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to the stockholders. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because none of our directors may be deemed "independent," we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of Interest

        Potential investors should be aware of the following potential conflicts of interest:

  •
  None of our officers and directors are required to commit their full time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities.

  •
  In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management's other affiliations, see the previous section entitled "Directors and Executive Officers."

  •
  Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

  •
  Since our directors beneficially own shares of our common stock which will be released from escrow only in certain limited situations, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, completing a business combination timely and securing the release of their stock.

  •
  If we were to make a deposit, down payment or fund a "no-shop" provision in connection with a potential business combination, we may have insufficient funds outside of the trust to pay for due diligence, legal, accounting and other expenses attendant to completing a business combination. In such event, our existing stockholders may have to incur such expenses in order to proceed with the proposed business combination. As part of any such combination, such existing stockholders may negotiate the repayment of some or all of any such expenses, with or without interest or other compensation, which if not agreed to by the target business' management, could cause our management to view such potential business combination unfavorably, thereby resulting in a conflict of interest.

  •
  If management negotiates to be retained post-business combination as a condition to any potential business combination, such negotiations may result in a conflict of interest.

  •
  Our officers and directors who purchase common stock in the open market will be treated in all respects as public stockholders. As a result, they will be afforded the same voting and conversion rights that the public stockholders are afforded.

        In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

  •
  the corporation could financially undertake the opportunity;

  •
  the opportunity is within the corporation's line of business; and

  •
  it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

        Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

        In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed in principle, until the earlier of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to the company for its consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any pre-existing fiduciary obligations they might have.

        Each of our directors has, or may come to have, to a certain degree, other fiduciary obligations. Mr. Berrard, Mr. Aucamp and Mr. Byrne have fiduciary obligations to New River Capital Partners, Mr. Edelson and Mr. Kramer have fiduciary obligations to the Mercantile Capital Markets family of funds including Mercantile Capital Group and related entities, and all of our officers and directors have fiduciary obligations to those companies on whose board of directors they may sit. To the extent that they identify business opportunities that may be suitable for New River Capital Partners, the Mercantile Capital Markets family of funds of companies on whose board of directors they may sit, they will honor those fiduciary obligations. Accordingly, they may not present opportunities to us that otherwise may be attractive to us unless New River, the Mercantile Capital Markets family of funds, or the other companies and any successors to such entities has declined to accept such opportunities.

        In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock which were owned prior to this offering in accordance with the vote of the public stockholders owning a majority of the shares of our common stock sold in this offering. Any securities acquired by existing stockholders in the aftermarket will be considered as part of the holding of public stockholders and will have the same rights as other public stockholders, including voting and conversion rights with respect to a potential business combination. Accordingly, they may vote on a proposed business combination with respect to shares acquired in the aftermarket any way they so choose. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination but only with respect to those shares of common stock acquired by them prior to this offering.

        To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view. We expect that such opinion will be included in our proxy solicitation materials furnished to our stockholders and that such independent investment banking firm will be a consenting expert.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of June 21, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming no purchase of units in this offering), by:

  •
  each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our officers and directors; and

  •
  all our officers and directors as a group.

        Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

		Approximate Percentage of Outstanding Common Stock
	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(1)		Before Offering	After Offering
Steven R. Berrard(2)(3)	937,535	25.0%	5.0%
Thomas E. Aucamp(3)	562,493	15.0%	3.0%
Thomas C. Byrne(3)(4)	562,493	15.0%	3.0%
I. Steven Edelson(3)(5)(6)	562,493	15.0%	3.0%
Nathaniel Kramer(3)(6)	562,493	15.0%	3.0%
All directors and executive officers as a group (5 individuals)	3,187,507	85.0%	17.0%

(1)
Unless otherwise indicated, the business address of each of the individuals is 401 East Olas Blvd., Suite 1140, Fort Lauderdale, Florida 33301.

(2)
Mr. Berrard is our Chairman of the Board and Chief Executive Officer.

(3)
Each of these individuals is a director.

(4)
Mr. Aucamp is our Vice President and Secretary.

(5)
Includes 562,493 shares owned by The Edelson Family Trust, which is a trust established by Mr. Edelson for the benefit of his spouse and descendants, of which Mr. Edelson is the trustee. Mr. Edelson is our Vice Chairman and Vice President.

(6)
The business address for this individual is c/o Mercantile Capital Partners, 1372 Shermer Road, Northbrook, Illinois 60062.

        None of our existing shareholders, officers and directors has indicated to us that he or she intends to purchase units in the offering. However, our officers and directors have collectively agreed to make open market purchases of an aggregate of 1,000,000 warrants within twenty trading days after separate trading of the warrants begins so long as the price of such warrants does not exceed $1.20. Assuming these securities are not purchased, immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own 20% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions other than approval of a business combination.

        In addition, if we take advantage of increasing the size of the offering pursuant to Rule 462(b) under the Securities Act, we may effect a stock dividend in such amount to maintain the existing stockholders' collective ownership at 20% of our issued and outstanding shares of common stock upon consummation of the offering.

        All of the shares of our common stock outstanding prior to the date of this prospectus will be placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of:

  •
  three years following the date of this prospectus;

  •
  our liquidation; or

  •
  the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

        During the escrow period, the holders of these shares will not be able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.

        Our existing stockholders, officers and directors have collectively agreed with Broadband Capital Management LLC that after this offering is completed and within the first twenty trading days after separate trading of the warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to 1,000,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant. Each of our existing stockholders has agreed to purchase its pro rata portion of such warrants according to their respective ownership interests pursuant to plans in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934. Such plans have been entered into with Broadband Capital Management LLC as of the date of this prospectus. Our existing stockholders, directors and officers will not have any discretion or influence with respect to such purchases. Broadband (or any other broker as Broadband may assign the order to) has agreed to make such warrant purchases in such amounts and at such times as it may determine, in its sole discretion, during the twenty-trading day period, subject only to the $1.20 market price limitation. In addition, each of our existing stockholders, directors and officers have further agreed that any warrants purchased by him or his affiliates or designees will not be sold or transferred until the completion of a business combination.

        In addition, subject to any regulatory restrictions and subsequent to the completion of the purchase of the 1,000,000 warrants described above and within the first twenty trading days after separate trading of the warrants has commenced, Broadband Capital Management LLC or certain of its principals, affiliates or designees has agreed to purchase 500,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant. Broadband has agreed that any warrants purchased by it or its affiliates or designees will not be sold or transferred until the completion of a business combination. The warrants will trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriter's over-allotment option. In no event will Broadband Capital Management LLC allow separate trading of the common stock and warrants until we file a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the proceeds of this offering including any proceeds we receive from the exercise of the over-allotment option if such option is exercised prior to our filing of the Form 8-K. Purchases of warrants demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination.

        Messrs. Berrard, Aucamp, Byrne, Edelson and Kramer may be deemed to be our "parents" and are deemed to be "promoters," as these terms are defined under the Federal securities laws.

CERTAIN TRANSACTIONS

        On January 28, 2005, we issued an aggregate of 1,250,000 shares of our common stock to the individuals set forth below for $25,000 in cash, at an average purchase price of $0.02 per share, as follows:

Name	Number of Shares	Relationship to Us
Steven R. Berrard	375,000	Stockholder, Chairman of the Board and Chief Executive Officer
The Edelson Family Trust	218,750	Stockholder
Thomas E. Aucamp	218,750	Stockholder, Director, Vice President and Secretary
Thomas C. Byrne	218,750	Stockholder and Director
Nathaniel Kramer	218,750	Stockholder and Director

        On March 28, 2005, our board of directors authorized a stock dividend of 1.5714 shares of common stock for each outstanding share of common stock, effectively lowering the purchase price to $.0078 per share. The sole purpose for such stock dividend authorized by the board of directors was to maintain the existing stockholders' collective ownership at 20% of our issued and outstanding shares of common stock immediately after the offering.

        On March 31, 2005, we issued an aggregate of 535,753 shares of our common stock to the individuals set forth below for $4,179 in cash, at an average purchase price of $.0078 per share, as follows:

Name	Number of Shares	Relationship to Us
Cris V. Branden	133,939	Special Advisor and Stockholder
Richard L. Handley	133,938	Special Advisor and Stockholder
Robert J. Henninger, Jr.	133,938	Special Advisor and Stockholder
Alex Muxo, Jr.	133,938	Special Advisor and Stockholder

        In addition, on March 31, 2005, each of the above stockholders purchased 6,685 shares of common stock, or an aggregate of 26,740 shares, from Steven Berrard, our Chairman of the Board and Chief Executive Officer at a purchase price of $.0078 per share.

        The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before three years from the date of this prospectus. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

        We have agreed to pay SB Management Corp., a corporation owned and managed by Steven R. Berrard, our Chairman and Chief Executive Officer, approximately $4,875 per month for office space and certain other additional services. In addition, we have agreed to pay an affiliate of I. Steven Edelson, our Vice Chairman and Vice President, and Nathaniel Kramer, one of our directors, approximately $2,625 per month for general and administrative services including secretarial support. We have agreed to pay up to a monthly maximum of $7,500 for all of the foregoing services. This arrangement is being agreed to by SB Management Corp. and the affiliate of Mr. Edelson and Mr. Kramer for our benefit and is not intended to provide Messrs. Berrard, Edelson or Kramer compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed "independent," we did not have the benefit of disinterested directors approving these transactions.

        Steven R. Berrard, our Chairman and Chief Executive Officer, and our directors I. Steven Edelson and Nathaniel Kramer have advanced a total of approximately $90,000 to us as of the date of this prospectus to cover expenses related to this offering. Of such loans, $40,000 will be payable with 4% annual interest on the earlier of January 26, 2006 or the consummation of this offering and $50,000 will be payable with 4% annual interest on the earlier of March 28, 2006 or the consummation of the offering. In addition, Mr. Edelson and Mr. Aucamp loaned us an aggregate of $70,000 on June 29, 2005 to be used to pay the fees of the American Stock Exchange. Such amount shall be repaid at the closing of this offering. We intend to repay these loans from the proceeds of this offering not being placed in trust.

        We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

        Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

        All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. In addition, our management will gather pricing information, estimates or fairness opinions from unaffiliated third parties with respect to similar transactions undertaken by us.

        Messrs. Berrard, Aucamp, Byrne, Edelson and Kramer may be deemed to be our "parents" and are deemed to be "promoters," as these terms are defined under the Federal securities laws.

DESCRIPTION OF SECURITIES

General

        We are authorized to issue 70,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date of this prospectus, 3,750,000 shares of common stock are outstanding, held by nine recordholders. No shares of preferred stock are currently outstanding.

Units

        Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriter's over-allotment option, provided that in no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K which includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which includes this audited balance sheet upon the consummation of this offering. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common stock

        Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to this offering in accordance with the public stockholders. This voting arrangement shall not apply to shares included in units purchased in this offering or purchased following this offering in the open market by any of our existing stockholders, officers and directors. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

        We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.

        Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

        If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Our existing stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the offering if we are forced to liquidate.

        Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred stock

        Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

        No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

  •
  the completion of a business combination; or

  •
  one year from the date of this prospectus.

        The warrants will expire four years from the date of this prospectus at 5:00 p.m., New York City time.

        We may call the warrants for redemption,

  •
  in whole and not in part,

  •
  at a price of $.01 per warrant at any time after the warrants become exercisable,

  •
  upon not less than 30 days' prior written notice of redemption to each warrant holder, and

  •
  if, and only if, the reported last sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

        We have established this criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise his or her warrant prior to the date scheduled for redemption, however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

        The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

        The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

        No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

        No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

        We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 750,000 units at a per-unit price of $10.00. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled "Underwriting—Purchase Option."

Dividends

        We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

        The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

        Immediately after this offering, we will have 18,750,000 shares of common stock outstanding, or 21,000,000 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 15,000,000 shares sold in this offering, or 17,250,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,750,000 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those will be eligible for sale under Rule 144 prior to January 28, 2006. Notwithstanding this, all of those shares have been placed in escrow and subject to certain limited exceptions, such as transfers to family members and trusts for estate planning purposes and upon death while remaining subject to the escrow agreement, such shares will not be transferable for a period of three years from the date of this prospectus and will only be released prior to that date if we are forced to liquidate, in which case the shares would be destroyed, or if we were to consummate a transaction after the consummation of a business combination which results in all of the stockholders of the combined entity having the right to exchange their shares of common stock for cash, securities or other property.

  Rule 144

        In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares of common stock then outstanding, which will equal 187,500 shares immediately after this offering (or 210,000 if the underwriters' exercise their over-allotment option); and

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

  Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  SEC Position on Rule 144 Sales

        The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an "underwriter" under the Securities Act when reselling the securities of a blank check company. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

  Registration Rights

        The holders of our 3,750,000 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

        In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Broadband Capital Management LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units
Broadband Capital Management LLC	1,875,000
CE Unterberg, Towbin	6,250,000
Ramius Securities, LLC	4,375,000
Maxim Group, LLC	2,500,000

Total	15,000,000

        A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Pricing of Securities

        We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.192 per unit and the dealers may reallow a concession not in excess of $0.08 per unit to other dealers.

        Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

  •
  the history and prospects of companies whose principal business is the acquisition of other companies;

  •
  prior offerings of those companies;

  •
  our prospects for acquiring an operating business at attractive values;

  •
  our capital structure;

  •
  an assessment of our management and their experience in identifying operating companies;

  •
  general conditions of the securities markets at the time of the offering; and

  •
  other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

        We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 2,250,000 additional units for the sole purpose of covering over-allotments, if any. The over- allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts

        The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per unit	Without option	With option
Public offering price	$8.00	$120,000,000	$138,000,000
Discount	$0.48	$7,200,000	$8,280,000
Non-accountable Expense Allowance	$0.08	$1,200,000	$1,200,000
Proceeds before expenses(1)	$7.44	$111,600,000	$128,520,000

(1)
The offering expenses are estimated to be approximately $500,000.

Warrant Solicitation Fee

        We have engaged Broadband Capital Management LLC, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative's services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

  •
  the market price of the underlying shares of common stock is lower than the exercise price;

  •
  the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

  •
  the warrants are held in a discretionary account;

  •
  the warrants are exercised in an unsolicited transaction; or

  •
  the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

Purchase Option

        We have agreed to sell to the representative, for $100, an option to purchase up to a total of 750,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $10.00 per unit commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The option and the 750,000 units, the 750,000 shares of common stock and the 750,000 warrants underlying such units, and the 750,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

Regulatory Restrictions on Purchase of Securities

        Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  •
  Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

  •
  Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

  •
  Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

        Subject to any regulatory restrictions, within the first twenty trading days after separate trading of the warrants has commenced and the insider warrant purchases have occurred, the representative or certain of its principals, affiliates or designees has agreed to purchase up to 500,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant. Broadband has agreed that any warrants purchased by it or its affiliates or designees will not be sold or transferred until the completion of a business combination. The commitment reflects the representative's belief that the management team will be successful in its efforts to locate and close on a suitable business combination within the required timeframe. No assurance, however, can be given in this regard.

        In addition, our existing stockholders have agreed to purchase an aggregate of 1,000,000 warrants at market prices not to exceed $1.20 per warrant within the twenty-trading day period commencing on the date separate trading of the warrants commences pursuant to plans in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934.

        Such warrant purchases may serve to stabilize the market price of the warrants during such twenty-trading day period at a price above that which would prevail in the absence of such purchases by our existing stockholders. However, since the obligations to purchase the warrants shall terminate at the end of the twentieth trading day after separate trading of the warrants has commenced or the earlier purchase of all the warrants obligated to be purchased, the market price of such warrants may, accordingly, substantially decrease following the termination of such obligations.

        Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the American Stock Exchange or otherwise. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

        We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors' meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.

        Although we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm's length negotiations; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus.

Indemnification

        We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

        The validity of the securities offered in this prospectus are being passed upon for us by Mintz Levin Cohen Ferris Glovsky and Popeo, P.C., New York, New York. Littman Krooks LLP, New York, New York, is acting as counsel for the underwriters in this offering.

EXPERTS

        The financial statements included in this prospectus and in the registration statement have been audited by Rothstein, Kass and Company, P.C., independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of Rothstein, Kass and Company, P.C. are included in reliance upon their report given upon the authority of Rothstein, Kass and Company, P.C. as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

SERVICES ACQUISITION CORP. INTERNATIONAL
(a corporation in the development stage)

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITORS' REPORT
MARCH 31, 2005

SERVICES ACQUISITION CORP. INTERNATIONAL
(a corporation in the development stage)

CONTENTS

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Services Acquisition Corp. International

        We have audited the accompanying balance sheet of Services Acquisition Corp. International (a corporation in the development stage) as of March 31, 2005, and the related statement of operations, stockholders' equity, and cash flows for the period from January 6, 2005 (inception) to March 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Services Acquisition Corp. International (a corporation in the development stage) as of March 31, 2005, and the results of its operations and its cash flows for the period from January 6, 2005 (inception) to March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass and Company, P.C.

Roseland, New Jersey
April 4, 2005

SERVICES ACQUISITION CORP. INTERNATIONAL
(a corporation in the development stage)

BALANCE SHEET

March 31, 2005
ASSETS
Current asset, cash	$13,967
Other assets, deferred offering costs	163,817

$177,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accrued expenses	$63,750
Notes payable, stockholders	90,000

Total current liabilities	153,750

Commitments and contingencies
Stockholders' equity
Preferred stock, $.001 par value, authorized 1,000,000 shares; none issued
Common stock, $.001 par value, authorized 70,000,000 shares; issued and outstanding 3,750,000 shares	3,750
Paid-in capital in excess of par	25,429
Stock subscription receivable	(4,179)
Deficit accumulated during the development stage	(966)

Total stockholders' equity	24,034

$177,784

SERVICES ACQUISITION CORP. INTERNATIONAL
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For period from January 6, 2005 (inception) to March 31, 2005
Formation and operating costs	$966

Net loss	$966

Weighted average shares outstanding	3,750,000

Net loss per share	$—

See accompanying notes to financial statements.

SERVICES ACQUISITION CORP. INTERNATIONAL
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS' EQUITY

	For period from January 6, 2005 (inception) to March 31, 2005
	Common Stock				Deficit Accumulated During the Development Stage
			Paid-in Capital in Excess of Par	Stock Subscription Receivable		Stockholders' Equity
	Shares	Amount
Common shares issued	3,750,000	$3,750	$25,429	$(4,179)	$—	$25,000
Net loss					(966)	(966)

Balances, at January 31, 2005	3,750,000	$3,750	$25,429	$(4,179)	$(966)	$24,034

See accompanying notes to financial statements.

SERVICES ACQUISITION CORP. INTERNATIONAL
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

Period January 6, 2005 (inception) to March 31,
2005
Cash flows from operating activities
Net loss	$(966)
Increase in cash attributable to change in accrued expenses	750

Net cash used in operating activities	(216)

Cash flows from financing activities
Proceeds from note payable, stockholders	90,000
Proceeds from sale of common stock	25,000
Payments made for deferred offering costs	(100,817)

Net cash provided by financing activities	14,183

Net increase in cash	13,967
Cash, beginning of period

Cash, end of period	$13,967

Supplemental schedule of non-cash financing activities:
Accrual of deferred offering costs	$63,000

See accompanying notes to financial statements.

SERVICES ACQUISITION CORP. INTERNATIONAL
(a corporation in the development stage)

NOTES TO FINANCIAL STATEMENTS

1.    Nature of operations and summary of significant accounting policies

Nature of Operations

        Services Acquisition Corp. International (the "Company") was incorporated in Delaware on January 6, 2005 as a blank check company whose objective is to acquire through a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business.

        At March 31, 2005, the Company had not yet commenced any operations. All activity through March 31, 2005 relates to the Company's formation and the proposed public offering described below. The Company has selected December 31 as its fiscal year-end.

        The Company's ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering ("Proposed Offering") which is discussed in Note 2. The Company's management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of this Proposed Offering are intended to be generally applied toward consummating a business combination with an operating company. As used herein, a "target business" shall include an operating business that provides services and a "business combination" shall mean the acquisition by the Company of such a target business.

        The Company's efforts in identifying a prospective business target will not be limited to a particular industry, although management intends to focus on high margin service businesses with recurring revenues. The success and ongoing profitability of such business will not necessarily be predicated on continually generating new sales, but rather on forging a valued bond for which switching costs may be high or alternatives of lower value. Within this context, the Company expects to seek companies displaying a number of characteristics: recurring revenues, focus on a service rather than a product, high gross margins, stable cash flow and opportunities for organic and acquisition growth.

        Upon the closing of the Proposed Offering, $109,800,000 or 91.5% of the proceeds of this offering ($7.32 per unit) will be placed in a trust account at JP Morgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company and invested until the earlier of (i) the consummation of the Company's first business combination or (ii) the liquidation of the Company. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

        The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Proposed Offering, vote against the business combination, the business combination will not be consummated. All of the Company's stockholders prior to the Proposed Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 3,750,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any business combination. After consummation of the Company's first business combination, all of these voting safeguards will no longer be applicable.

        With respect to the first business combination which is approved and consummated, any Public Stockholder who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the business combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Proposed Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a business combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed without regard to the shares held by Initial Stockholders.

        The Company's Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note 2.)

Common Stock

        In March 2005, the Board of Directors of the Company approved a 1.5714-for-one stock split effected in the form of a stock dividend, to all shareholders of record on March 28, 2005. All transactions and disclosures in the financial statements, related to the Company's common stock, have been adjusted to reflect the effects of the stock split (note 7).

Loss Per Common Share

        Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

2.    Proposed Public Offering

        The Proposed Offering calls for the Company to offer for public sale up to 15,000,000 units ("Units") at a maximum price of $8.00 per unit. Each Unit consists of one share of the Company's common stock, $.001 par value, and one Redeemable Common Stock Purchase Warrant ("Warrant"). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a business combination with a target business or one year from the effective date of the Proposed Offering and expiring five years from the date of the prospectus. An additional 2,250,000 units may be issued on exercise of a 45-day option granted to the underwriters to cover any over-allotments. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to date on which notice of redemption is given.

3.    Deferred Offering Costs

        Deferred offering costs consist principally of accounting fees, legal fees and other fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital raised.

4.    Notes Payable, Stockholders

        The Company issued an aggregate of $90,000 in unsecured promissory notes to three stockholders on two separate dates of January 26, 2005 and March 28, 2005. The notes bear interest at a rate of 4% per year and are payable on the earlier of January 26, 2006 or March 28, 2006, respectively, or the consummation of the Company's proposed offering. Due to the short-term nature of the notes, the fair value of the notes approximates their carrying amount.

5.    Commitments and contingencies

        The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative expense to a related entity and two stockholders. Upon completion of a business combination or liquidation, the Company will no longer be required to pay these monthly fees. The monthly fee has been waived through March 31, 2005.

        Certain stockholders have agreed that after this offering is completed and within the first twenty trading days after separate trading of the warrants has commenced, they or certain of their affiliates or designees will collectively purchase up to 1,000,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant. They have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of a business combination. In addition, subject to any regulatory restrictions and subsequent to the completion of the purchase of the 1,000,000 warrants described above and within the first twenty trading days after separate trading of the warrants has commenced, the representative of the underwriter, or certain of its principals, affiliates or designees has agreed to purchase up to 500,000 warrants in the public marketplace at prices not to exceed $1.20 per warrant.

        The Company has agreed to sell to the representative of the underwriter, for $100, an option to purchase up to a total of 750,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $10.00 per unit commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The option and the 750,000 units, the 750,000 shares of common stock and the 750,000 warrants underlying such units, and the 750,000 shares of common stock underlying such warrants, have been deemed compensation by the National Association of Securities Dealers ("NASD") and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

        The Company has engaged a third party to act as the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the warrants, the representative's services may also include disseminating information, either orally or in writing, to warrant holders about us or the market for our securities, and assisting in the processing of the exercise of the warrants. No compensation will be paid to the representative upon the exercise of the warrants if:

  •
  the market price of the underlying shares of common stock is lower than the exercise price;

  •
  the holder of the warrants has not confirmed in writing that the underwriters solicited the exercise;

  •
  the warrants are held in a discretionary account;

  •
  the warrants are exercised in an unsolicited transaction; or

  •
  the arrangement to pay the commission is not disclosed in the prospectus provided to warrant holders at the time of exercise.

6.    Preferred Stock

        The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

        Until July 24, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

$120,000,000

Services Acquisition
Corp. International

15,000,000 Units

PROSPECTUS

Broadband Capital
Management LLC

June 29, 2005

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
SUMMARY FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
DILUTION
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PROPOSED BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN TRANSACTIONS
DESCRIPTION OF SECURITIES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
SERVICES ACQUISITION CORP. INTERNATIONAL (a corporation in the development stage)
SERVICES ACQUISITION CORP. INTERNATIONAL (a corporation in the development stage) CONTENTS
INDEPENDENT AUDITORS' REPORT
SERVICES ACQUISITION CORP. INTERNATIONAL (a corporation in the development stage)
BALANCE SHEET
SERVICES ACQUISITION CORP. INTERNATIONAL (a corporation in the development stage)
STATEMENT OF OPERATIONS
SERVICES ACQUISITION CORP. INTERNATIONAL (a corporation in the development stage)
STATEMENT OF STOCKHOLDERS' EQUITY
SERVICES ACQUISITION CORP. INTERNATIONAL (a corporation in the development stage)
STATEMENT OF CASH FLOWS
SERVICES ACQUISITION CORP. INTERNATIONAL (a corporation in the development stage) NOTES TO FINANCIAL STATEMENTS